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                                                                     EXHIBIT 5.1

September 2, 1998

ISG Resources, Inc.
(formerly JTM Industries, Inc.)
136 East South Temple, Suite 1300
Salt Lake City, Utah 84111

Ladies and Gentlemen:

We have acted as special counsel to ISG Resources, Inc. (formerly, JTM Industries, Inc.), a Texas corporation (the "Company"), in connection with the Company's offer to exchange (the "Exchange Offer") its 10% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which have been registered under the United States Securities Act of 1933, as amended, for its 10% Senior Subordinated Notes due 2008 (the "Restricted Notes"). The $100,000,000 aggregate principal amount of the Company's Restricted Notes were issued and sold by the Company, pursuant to the Purchase Agreement (the "Purchase Agreement"), dated April 17, 1998, among the Company, certain subsidiaries of the Company, and NationsBanc Montgomery Securities LLC and CIBC Oppenheimer Corp. (collectively, the "Initial Purchasers") and issued pursuant to an Indenture (the "Indenture"), dated April 22, 1998, among the Company, the Subsidiary Guarantors (as defined below) and U.S. Bank National Association, as trustee (the "Trustee"). The Restricted Notes are guaranteed (the "Subsidiary Guarantees"), jointly and severally, on a senior subordinated basis by all existing domestic subsidiaries of the Company (the "Subsidiary Guarantors").

    For the purposes of this opinion, we have examined the preliminary registration statement filed with the Securities and Exchange Commission on June 5, 1998, the Indenture, relevant documents of the Company and each Subsidiary Guarantor and such other documents and certificates as we have deemed necessary for the purposes of the opinion expressed below. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents including photocopies and facsimile copies of documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the prospectus pursuant to which the Exchange Notes are being offered.

    Based upon the foregoing, we are of the opinion that, assuming due authorization, execution and delivery of the Exchange Notes and the Subsidiary Guarantees by the parties thereto and due authentication of the Exchange Notes by the Trustee, and upon acceptance of the Restricted Notes in exchange for the Exchange Notes, the Exchange Notes and the Subsidiary Guarantees will constitute legally binding obligations of the Company and each of the Subsidiary Guarantors, respectively, entitled to the benefits of the Indenture and enforceable against the Company and each of the Subsidiary Guarantors, respectively, in accordance with their terms, except as (A) such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, arrangement, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (B) the availability of equitable remedies may be limited by equitable principles of general applicability.

    We render the foregoing opinion as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York.

    Our opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in law which may hereafter occur.
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    This opinion is solely for the benefit of the addressees named above and may not be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

    We consent to the reference to our firm under the heading "Legal Matters" in the prospectus forming part of the Form S-4 Registration Statement and we consent to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                        Very truly yours,

                                        Morgan, Lewis & Bockius LLP

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